UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
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of the Securities Exchange Act of 1934

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TBS INTERNATIONAL PLC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TBS INTERNATIONAL PLC
Arthur Cox Building
Earlsfort Terrace
Dublin 2, Ireland

Dear Shareholder:

     You are cordially invited to attend the 2010 Annual General Meeting of Shareholders of TBS International plc (“TBS”), our first annual general meeting of shareholders since incorporating in Ireland in January 2010, to be held at 10:00 a.m., Eastern Time, on Thursday, June 10, 2010, at the law offices of Bleakley Platt & Schmidt, LLP, One North Lexington Avenue, White Plains, New York 10601.

     At this year’s Annual General Meeting, shareholders will be asked to: (i) reappoint the eight directors named in the proxy statement to serve on TBS’s Board of Directors until the end of the next Annual General Meeting of Shareholders or, if sooner, until their successors are elected or appointed or their offices are otherwise vacated; (ii) reappoint PricewaterhouseCoopers as TBS’s independent registered public accounting firm to serve until the next Annual General Meeting of Shareholders and to authorize the Board of Directors, acting through the Audit Committee, to determine the independent registered public accounting firm’s remuneration; (iii) authorize holding TBS’s 2011 Annual General Meeting of Shareholders at a location outside of Ireland; (iv) authorize TBS and any of its subsidiaries to make open-market purchases of TBS Class A ordinary shares; (v) determine the price range at which TBS can re-issue shares that it acquires as treasury stock; and (vi) act upon such other business that may properly come before the 2010 Annual General Meeting. There also will be time for questions.

     On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of TBS. We hope you will be able to attend the 2010 Annual General Meeting. Whether or not you expect to attend the Annual General Meeting, and regardless of the number of shares you own, it is important to us and to our business that your shares are represented and voted at the Annual General Meeting. Therefore, we encourage you to cast your vote promptly using one of the methods described in the proxy statement so that your shares will be represented and voted at the Annual General Meeting.

Sincerely,

JOSEPH E. ROYCE
Chairman of the Board of Directors

NOTICE: If your shares are held through a broker, bank or other nominee, they will not be voted in the appointment of directors unless you affirmatively vote your shares in one of the ways indicated by your broker, bank or other nominee. Brokers are no longer permitted to vote in the appointment of directors without instructions from the beneficial owner.

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TBS INTERNATIONAL PLC Registered in Ireland No. 476578

Arthur Cox Building
Earlsfort Terrace
Dublin 2, Ireland
____________________

NOTICE OF 2010 ANNUAL GENERAL MEETING OF SHAREHOLDERS
To Be Held on June 10, 2010
_______________________

     The 2010 Annual General Meeting of Shareholders of TBS International plc, an Irish public limited company, our first annual general meeting of shareholders since incorporating in Ireland in January 2010, will be held at the law offices of Bleakley Platt & Schmidt, LLP, One North Lexington Avenue, White Plains, New York 10601, on Thursday, June 10, 2010, at 10:00 a.m., Eastern Time. The Annual General Meeting will be held to consider and act upon the following matters:

1.	By separate resolutions, to reappoint the following individuals, who retire and being eligible offer themselves to serve on our Board of Directors until the end of the next Annual General Meeting of Shareholders or, if sooner, until their successors are elected or appointed or their offices are otherwise vacated:

	a.	Joseph E. Royce;

	b.	Gregg L. McNelis;

	c.	James W. Bayley;

	d.	John P. Cahill;

	e.	Randee E. Day;

	f.	William P. Harrington;

	g.	Peter S. Shaerf; and

	h.	Alexander Smigelski.

2.	To reappoint PricewaterhouseCoopers as our independent registered public accounting firm to serve until the next Annual General Meeting of Shareholders and to authorize the Board of Directors, acting through the Audit Committee, to determine the independent registered public accounting firm’s remuneration;

3.	To authorize holding TBS’s 2011 Annual General Meeting of Shareholders at a location outside of Ireland;

4.	To authorize TBS and any of its subsidiaries to make open-market purchases of TBS Class A ordinary shares;

5.	To determine the price range at which TBS can re-issue shares that it acquires as treasury stock; and

6.	To act upon such other business that may properly come before the 2010 Annual General Meeting.

     Item 5 above is a special resolution which requires the approval of not less than 75% of the votes cast. Items 1 to 4 are ordinary resolutions requiring the approval of a simple majority of the votes cast.

     The shareholders of record at the close of business on April 26, 2010, will be entitled to vote at the Annual General Meeting and at any adjournment or postponement thereof. Whether or not you expect to attend the Annual General Meeting in person, we encourage you to cast your vote promptly so that your shares will be represented and voted at the Annual General Meeting. Any shareholder entitled to attend and vote at the Annual General Meeting may appoint one or more proxies, who need not be a shareholder(s) of TBS International plc. If you wish to appoint as proxy any person other than the individuals specified on the proxy card, you must follow the instructions on the proxy card. Please note that if you appoint as proxy any person other than those specified on your proxy card and neither you nor your proxy attends the Annual General Meeting in person, then your shares will not be voted.

/s/ J. E. Faries
J. E. FARIES, on behalf of Windcrest Management Limited
CORPORATE SECRETARY
APRIL [XX], 2010

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TBS INTERNATIONAL PLC
2010 Annual General Meeting of Shareholders
Table of Contents

TBS INTERNATIONAL PLC
Arthur Cox Building
Earlsfort Terrace
Dublin 2, Ireland

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON THURSDAY, JUNE 10, 2010
TBS International plc’s Notice of Annual General Meeting, Proxy Statement and Annual Report are available at
www.proxyvote.com.

PROXY STATEMENT
FOR 2010 ANNUAL GENERAL MEETING OF SHAREHOLDERS

     This Proxy Statement summarizes the information you need to know to vote at the 2010 Annual General Meeting of Shareholders of TBS International plc (the “Meeting”) to be held at 10:00 a.m., Eastern Time, on Thursday, June 10, 2010, at the law offices of Bleakley Platt & Schmidt, LLP, One North Lexington Avenue, White Plains, New York 10601. This Proxy Statement and form of proxy are first being mailed to shareholders on or about May 5, 2010.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING

Q:	Why did I receive these materials?

A:	Because you are a shareholder of TBS International plc (“TBS,” “Company,” “we,” “us” or “our”) as of the record date and are entitled to vote at the Meeting, the Board of Directors of TBS is soliciting your proxy to vote at the Meeting.

Q:	What am I voting on?

A:	You are voting on five items:

	1.	The reappointment of the eight directors named in the proxy statement to serve until the end of the next Annual General Meeting of Shareholders or, if sooner, until their successors are elected or appointed or their offices are otherwise vacated. The nominees for reappointment are:

Joseph E. Royce Gregg L. McNelis James W. Bayley John P. Cahill Randee E. Day William P. Harrington Peter S. Shaerf Alexander Smigelski

	2.	The reappointment of PricewaterhouseCoopers as our independent registered public accounting firm to serve until the next Annual General Meeting of Shareholders and authorization of the Board of Directors, acting through the Audit Committee, to determine the independent registered public accounting firm’s remuneration.

	3.	The authorization of holding TBS’s 2011 Annual General Meeting of Shareholders at a location outside of Ireland.

	4.	The authorization of TBS and any of its subsidiaries to make open-market purchases of TBS Class A ordinary shares.

	5.	The determination of the price range at which TBS can re-issue shares that it acquires as treasury stock.

Q:	What are the voting recommendations of the Board of Directors?

A:	The Board recommends the following votes:

	1.	FOR reappointing each of the director nominees to serve on the Company’s Board of Directors until the next Annual General Meeting of Shareholders or, if sooner, until their successors are elected or appointed or their offices are otherwise vacated.

	2.	FOR approval of each of the other proposals to be put forth at the 2010 Annual General Meeting of Shareholders.

Q:	Why am I being asked to vote on so many new proposals?

A:	Effective January 7, 2010, we changed our place of incorporation from Bermuda to Ireland and became an Irish public limited company. Under Irish law, shareholder approval is required to hold TBS’s 2011 Annual General Meeting of Shareholders outside of Ireland, authorize TBS and any of its subsidiaries to make open-market purchases of TBS Class A ordinary shares, and for TBS to be able to determine the price range at which it can re-issue shares it acquires as treasury stock. TBS shareholders are being asked to vote on Proposals 3, 4 and 5 to provide TBS with flexibility to take these actions.

Q:	What does it mean to submit your proxy?

A:	By submitting your proxy, you are legally authorizing another person to vote your shares. The enclosed proxy designates Joseph E. Royce and Gregg L. McNelis to vote your shares in accordance with the voting instructions you indicate in your proxy. You may instead appoint one or more different proxies (who need not be registered shareholders of TBS). If you wish to appoint as a proxy any person other than those specified on your proxy card, you must follow the instructions on the proxy card. Please note that if you appoint as proxy any person other than those specified on your proxy card and neither you nor your proxy attends the Meeting in person, then your shares will not be voted.

Q:	Will any other matters be voted on?

A:	We do not know of any other matters that will be brought before the shareholders for a vote at the Meeting. If any other matter is properly brought before the Meeting, the enclosed proxy gives authority to Joseph E. Royce and Gregg L. McNelis, or any other individuals you appoint as your proxy, to vote on such matters in their discretion.

Q:	Who is entitled to vote?

A:	Shareholders of record as of the close of business on the record date, April 26, 2010, are entitled to vote at the Meeting. The holders of Class A ordinary shares are entitled to one vote for each Class A ordinary share while holders of Class B ordinary shares are entitled to one-half of a vote for each Class B ordinary share.

Q:	What is the difference between holding shares as a shareholder of record and as a beneficial owner?

A:	Many shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares registered directly in your name with TBS’s transfer agent, American Stock Transfer and Trust Company, and those owned beneficially.

Shareholder of Record

If your shares are registered directly in your name with TBS’s transfer agent, you are considered with respect to those shares the shareholder of record, and these proxy materials are being sent directly to you by TBS.

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee. As the beneficial owner, you have the right to direct your broker how to vote. Your broker or nominee has enclosed a voting instruction form for you to use in this regard.

Q:	How do I vote?

A:	If you are a shareholder of record, there are two ways to vote:

by signing, dating and returning your proxy card in the return envelope provided, which requires no additional postage if mailed in the United States; or by written ballot at the Meeting.

If the enclosed proxy is properly executed and returned in time for the Meeting, the shares represented thereby will be voted in accordance with the instructions given on each matter introduced for a vote at the Meeting. If you return your signed proxy card, designating Joseph E. Royce and Gregg L. McNelis as the individuals authorized to vote your shares, in time for the Meeting but do not mark the boxes indicating how you wish to vote, your shares will be voted FOR each of the proposals to be put forth at the 2010 Annual General Meeting of Shareholders. If you appoint as a proxy any person other than those specified on your proxy card, your proxy must vote or abstain from voting in accordance with your instructions. Proxies will extend to and be voted at any adjournment or postponement of the Meeting.

If you beneficially own your shares, you should follow the voting directions provided by your broker or nominee. You may complete and mail a voting instruction form to your broker or nominee or, in most cases, submit voting instructions by telephone or the Internet to your broker or nominee. If you provide specific voting instructions by mail, telephone or the Internet, your shares should be voted by your broker or nominee as you have directed.

Q:	Who will count the vote?

A:	Representatives of American Stock Transfer and Trust Company will count the vote and serve as the inspector of election.

Q:	What is the quorum requirement of the Meeting?

A:	Two or more persons, present in person or represented by proxy, holding shares entitling them to exercise in excess of 50% of the total issued voting shares determined on April 26, 2010, constitute a quorum for voting on items at the Meeting. Abstentions and broker non-votes (as defined below) will be counted in determining the presence of a quorum. On the record date of April 26, 2010, there were outstanding and entitled to vote [XX,XXX,XXX] Class A ordinary shares and [XX,XXX,XXX] Class B ordinary shares.

Q:	What vote is required to approve each proposal?

A:	Each of Proposals One, Two, Three and Four requires the affirmative vote of a majority of the votes cast by holders of Class A and Class B ordinary shares, present in person or represented by proxy. Proposal Five requires the affirmative vote of 75% of the votes cast by holders of Class A and Class B ordinary shares, present in person or represented by proxy. Abstentions and broker non-votes (as defined below) will not be counted as voting on any of these Proposals and therefore will not affect the outcome of these Proposals.

Q:	What are broker non-votes?

A:	Broker non-votes occur when nominees, such as banks and brokers holding shares on behalf of beneficial owners, do not receive voting instructions from beneficial owners at least ten days before the Meeting. If that happens, the nominees may vote those shares only on matters deemed “routine.” On non-routine matters, nominees cannot vote without instructions from the beneficial owner, resulting in so-called “broker non-votes.” Under recent amendments to the rules of the New York Stock Exchange, nominees may not vote shares held in street name without instruction from you in the appointment of directors.

Q:	What does it mean if I get more than one proxy card?

A:	It means your shares are held in more than one account. You should vote the shares on all of your proxy cards.

Q:	I receive multiple copies of the annual report, proxy statement and other mailings because more than one person in my household is a shareholder. How can I change the number of copies of these mailings that are sent to my household?

A:	Duplicate mailings in most cases are wasteful for us and inconvenient for you, and we encourage you to eliminate them whenever you can. If you and other members of your household are beneficial owners, you may eliminate this duplication of mailings by contacting your broker, bank or other nominee. If you are a shareholder of record and you wish to eliminate this duplication of mailing, contact the American Stock Transfer and Trust Company, by phone (toll-free) at 1-866-668-6550 or by mail to American Stock Transfer and Trust Company, 59 Maiden Lane, Plaza Level, New York, NY 10038, attention: Shareholder Correspondence. If you share a household with other TBS shareholders and have eliminated duplicate mailings, only one annual report and proxy statement is being delivered to your address. If you for any reason would like to resume duplicate mailings, you must contact your broker, bank or other nominee (if you are a beneficial owner) or the American Stock Transfer and Trust Company (if you are a shareholder of record).

Q:	Multiple shareholders live in my household, and together we received only one copy of this year’s annual report and proxy statement. How can I obtain my own separate copy of those documents for the Meeting?

A:	You may pick up copies in person at the Meeting or download them free of charge from www.proxyvote.com or our website, www.tbsship.com (click on “Investor Relations”). If you want copies mailed to you, we will mail them promptly and free of charge if you request them from our transfer agent, American Stock Transfer and Trust Company, by phone (toll-free) at 1-866-668-6550 or by mail to American Stock Transfer and Trust Company, 59 Maiden Lane, Plaza Level, New York, NY 10038, attention: Shareholder Correspondence. Copies will be mailed promptly, but we cannot guarantee that you will receive mailed copies before the Meeting.

Q:	Can I change my vote?

A:	Yes. If you are a shareholder of record, you can change your vote or revoke your proxy any time before the Meeting by:

returning a later-dated proxy card; sending written notice of revocation to the Corporate Secretary; or completing a written ballot at the Meeting.

If you are a beneficial owner, you may submit new voting instructions by contacting your broker, bank or nominee who holds your shares and following such nominee’s instructions.

Q:	Who may attend the Meeting?

A:	All TBS shareholders as of the close of business on the record date of April 26, 2010, may attend the Meeting.

Q:	What do I need to do to attend the Meeting?

A:	All shareholders will need to show picture identification to be admitted to the Meeting. If you beneficially own shares, you also will be asked to show some evidence of your ownership (for example, a brokerage statement) to be admitted to the Meeting. In addition, if you beneficially own shares, you may not vote your shares in person at the Meeting unless you bring with you a legal proxy from your broker since you are not the shareholder of record.

Q:	Where can I find the voting results of the Meeting?

A:	We plan to announce preliminary voting results at the Meeting and publish final results in a current report on Securities and Exchange Commission (“SEC”) Form 8-K.

Q:	Who pays for this proxy solicitation?

A:	We will pay the cost of solicitation of proxies. The Board of Directors may use the services of TBS’s directors, officers and other regular employees, acting without special compensation, to solicit proxies personally or by telephone. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the shares held of record by such fiduciaries, and we will reimburse them for the reasonable expenses incurred by them in so doing.

REINCORPORATION TO IRELAND

    At a special court-ordered meeting of shareholders on December 4, 2009, TBS sought and received shareholder approval of a scheme of arrangement (“Scheme of Arrangement”) under Bermuda law that resulted in TBS shareholders owning ordinary shares of TBS International plc, an Irish public limited company (“TBS-Ireland”), instead of common shares of TBS International Limited, an exempted company incorporated with limited liability under the laws of Bermuda (“TBS-Bermuda”), for the purpose of changing the place of our incorporation from Bermuda to Ireland. The Scheme of Arrangement became effective January 7, 2010 (the “Effective Date”). This proxy statement relates to TBS’s first Annual General Meeting of Shareholders as a company organized under the laws of Ireland. References to TBS in this proxy statement are to TBS-Bermuda for periods before the Effective Date and TBS-Ireland for periods after the Effective Date.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

    The Board of Directors has adopted Corporate Governance Guidelines, which serve as a framework for the governance of the Company and provide that the Board oversees the management of the Company and its business. The full text of the Corporate Governance Guidelines can be found on the Company’s website at www.tbsship.com (click on “Investor Relations” then “Governance”). A copy also may be obtained upon request to the Corporate Secretary at TBS International plc, c/o TBS Shipping Services Inc., 612 East Grassy Sprain Road, Yonkers, NY 10710.

    In addition, corporate governance matters relating to the Company, as outlined in the charters of our Audit, Compensation, and Nominating and Corporate Governance Committees, our Articles of Association and our Code of Business Conduct and Ethics, are available on our website at www.tbsship.com (click on “Investor Relations” then “Governance”). These documents also are available in print free of charge to any shareholder who requests them by contacting our Corporate Secretary at TBS International plc, c/o TBS Shipping Services Inc., 612 East Grassy Sprain Road, Yonkers, NY 10710.

Director Independence

    The NASDAQ listing standards require that a majority of the members of our Board qualify as “independent,” as determined by the Board of Directors. As described in the Corporate Governance Guidelines, the Board of Directors makes an affirmative determination regarding the independence of each director annually. On an annual basis, each director and executive officer is obligated to complete a questionnaire that requires disclosure of any transactions with any company in which the director or executive officer, or any members of his or her immediate family, have a direct or indirect material interest. The Board (upon the recommendation of the Nominating and Corporate Governance Committee) determined that the following nominees for director are independent directors within the meaning of the applicable NASDAQ listing standards: John P. Cahill, Randee E. Day, William P. Harrington, Peter S. Shaerf and Alexander Smigelski. Joseph E. Royce, Chairman of the Board of Directors, Chief Executive Officer and President, Gregg L. McNelis, Senior Executive Vice President and Chief Operating Officer, and James W. Bayley, Vice President, are not “independent” within the meaning of the applicable NASDAQ listing standards because they are TBS employees.

Board Leadership

    Currently, Mr. Royce serves as Chairman of the Board, President and Chief Executive Officer and Mr. Harrington, an independent director, serves as Lead Director. The Board believes that the Company and its shareholders are best served at this time by this leadership structure, in which a single leader serves as Chairman and Chief Executive Officer and the Board has an independent Lead Director. However, the Company’s Articles of Association permit the roles of Chairman and Chief Executive Officer to be filled by the same or different individuals. This allows the Board flexibility to determine from time to time whether the two roles should be separated based upon the Company’s and Board’s circumstances.

    A leadership structure that combines the roles of Chairman and Chief Executive Officer is commonly used by companies in our industry and makes clear that the person serving in these roles has primary responsibility for managing the Company’s business, under the oversight and review of the Board. Under this structure, the Chairman and Chief Executive Officer chairs Board meetings, where the Board discusses strategic and business issues. The Board believes that this approach is appropriate because the Chief Executive Officer is the individual with primary responsibility for implementing the Company’s strategy, directing the work of other officers and leading implementation of the Company’s strategic plans as approved by the Board. This structure results in a single leader being directly accountable to the Board and, through the Board, to shareholders.

    Nevertheless, the Board also believes that strong, independent Board leadership is an important aspect of effective corporate governance. Therefore the Board has established the position of Lead Director. The Lead Director is an independent director appointed by the independent directors. The Lead Director’s responsibilities and authority, as set forth in our Corporate Governance Guidelines, include presiding over meetings of the Board at which the Chairman of the Board is not present, including executive sessions of the independent directors, and having the authority to call executive sessions of the independent directors. The independent directors are scheduled to meet in executive session at every regularly scheduled Board meeting.

Board Meetings and Attendance

    During 2009, the Board of Directors held eight meetings, and each director attended at least 75% of the aggregate of the total meetings of the Board and the committees of the Board on which the director served that were held during his or her term of office. The Board has a policy of encouraging, but not requiring, directors to attend annual general meetings of shareholders. Five members of the Board attended the 2009 Annual General Meeting of Shareholders.

Board Structure and Membership of Committees

    Our Articles of Association generally provide that our Board shall consist of no fewer than five nor more than 11 directors. Our Board currently consists of eight directors, including Joseph E. Royce, Chairman, Gregg L. McNelis, James W. Bayley, John P. Cahill, Randee E. Day, William P. Harrington, Peter S. Shaerf and Alexander Smigelski. The following table outlines the committees of the Board of Directors and their membership as of the date of this proxy statement:

Nominating
and
Corporate
	Audit	Compensation	Governance
Director Name	Committee	Committee	Committee
Joseph E. Royce
James W. Bayley
John P. Cahill	X	X	X
Randee E. Day	Chairperson		X
William P. Harrington	X	X	Chairperson
Gregg L. McNelis
Peter S. Shaerf		Chairperson	X
Alexander Smigelski	X	X	X

Audit Committee

    The Audit Committee consists of Ms. Randee E. Day (Chairperson), Mr. John P. Cahill, Mr. William P. Harrington and Mr. Alexander Smigelski. The Audit Committee held six meetings during the fiscal year ended December 31, 2009. Ms. Day was appointed as the Audit Committee Chairperson in March 2001, Mr. Harrington became a member of the Committee in April 2006, and Messrs. Cahill and Smigelski joined the Audit Committee in January 2008. Ms. Day and Messrs. Harrington, Cahill and Smigelski are each “independent” as independence for audit committee members is defined under applicable NASDAQ listing standards and SEC rules. The Board has determined that Ms. Day is an “audit committee financial expert” as defined in applicable SEC rules. Ms. Day has over 30 years of banking experience as a loan officer who reviewed or supervised the review of borrowers’ financial statements and has a thorough understanding of U.S. generally accepted accounting principles.

    The Audit Committee oversees, on behalf of the Board, TBS’s corporate accounting, financial reporting process and systems of internal accounting and financial controls. Among other things, the Audit Committee is responsible for:
  appointing, retaining and compensating, evaluating, overseeing, and terminating (when appropriate) the Company’s independent registered public accounting firm (subject to shareholder approval), which reports directly to the Committee;

  reviewing and pre-approving all audit and permissible non-audit services to be provided by the independent registered public accounting firm, and establishing policies and procedures for the pre-approval of audit and permissible non-audit services to be provided by the independent registered public accounting firm;

  at least annually, reviewing the qualifications, independence and performance of the independent registered public accounting firm, and discussing with the independent registered public accounting firm its independence;

  upon completion of the annual audit, reviewing with the independent registered public accounting firm the scope of the audit, any audit problems or difficulties encountered and management’s response;

  meeting to review and discuss with management and the independent registered public accounting firm the annual audited financial statements and the unaudited quarterly financial statements;

  reviewing the adequacy and effectiveness of the Company’s internal auditing procedures, internal control over financial reporting and any programs instituted to correct deficiencies, as well as the Company’s disclosure controls and procedures;

  overseeing the Company’s compliance systems with respect to legal and regulatory requirements and reviewing the Company’s codes of conduct and programs to monitor compliance with such codes; and

  establishing procedures for handling complaints regarding accounting, internal accounting controls and auditing matters.
    Additional information on the Audit Committee’s functions is included in the Audit Committee Report below.

Compensation Committee

    The Compensation Committee consists of Mr. Peter S. Shaerf (Chairperson), Mr. John P. Cahill, Mr. William P. Harrington and Mr. Alexander Smigelski. The Compensation Committee held one meeting during the fiscal year ended December 31, 2009. Mr. Shaerf was appointed as the Compensation Committee Chairperson in April 2005, Mr. Harrington became a member of the Compensation Committee in June 2005, and Messrs. Cahill and Smigelski joined the Compensation Committee in January 2008. Messrs. Shaerf, Harrington, Cahill and Smigelski are each “independent” under applicable NASDAQ listing standards. The Compensation Committee is responsible for:
  overseeing the Company’s overall compensation structure, policies and programs;

  reviewing and approving the compensation of our executive officers;

  reviewing and approving employment contracts and other similar arrangements between us and our executive officers;

  reviewing and approving, at inception, upon any amendment and on no less than an annual basis, any transaction with an affiliated service company, officer or director;

  reviewing and consulting with the chief executive officer on the selection of officers and evaluation of executive performance and other related matters; and

  such other matters that are specifically delegated to the Compensation Committee by our Board of Directors from time to time.
    Additional information on the Compensation Committee’s processes and procedures for consideration of executive compensation is included in the Compensation Discussion and Analysis below.

Nominating and Corporate Governance Committee

    The Nominating and Corporate Governance Committee consists of Mr. William P. Harrington (Chairperson), Mr. John P. Cahill, Ms. Randee E. Day, Mr. Peter S. Shaerf and Mr. Alexander Smigelski. The Nominating and Corporate Governance Committee held four meetings during the fiscal year ended December 31, 2009. Mr. Harrington became a member of the Nominating and Corporate Governance Committee in December 2005 and was appointed Chairperson of the Committee in April 2006. Ms. Day and Mr. Shaerf became members of the Committee in April 2006, and Messrs. Cahill and Smigelski joined the Committee in January 2008. Messrs. Harrington, Shaerf, Cahill and Smigelski and Ms. Day are each “independent” under the applicable NASDAQ listing standards. The Nominating and Corporate Governance Committee is responsible for:
  identifying, recruiting, evaluating and recommending candidates to the Board, including candidates recommended by shareholders and candidates for reappointment;

  assessing the contribution and independence of incumbent directors and reviewing directorships in other public companies held by or offered to our directors and executive officers;

  overseeing the evaluation of the Board and management;

  making recommendations regarding the structure, composition and functioning of the Board and its committees; and

  making recommendations regarding corporate governance matters and practices.
    The Nominating and Corporate Governance Committee identifies potential director candidates and compares the skill sets of potential directors with the needs of TBS. The goal of the process is to identify potential director candidates that are qualified and distinguished individuals whose particular skills would benefit TBS. The Nominating and Corporate Governance Committee identifies prospective director candidates in various ways, including through current directors, management, and shareholders as well as any third-party search firms retained by the Company to assist in identifying and evaluating possible candidates. The Committee evaluates director candidates recommended by shareholders in the same way that it evaluates candidates from other sources. The Board’s membership criteria are discussed below under “Proposal One – Reappointment of Directors.”

    Shareholders wishing to submit recommendations for director candidates to the Nominating and Corporate Governance Committee must provide the following information in writing to the attention of the Company’s Corporate Secretary:
  the name, address, and biography of the candidate, and the consent of the candidate to serve if nominated and elected;

  the name, address, and phone number of the shareholder or group of shareholders making the recommendation; and

  the number of shares beneficially owned by the shareholder or group of shareholders making the recommendation, the length of time held, and to the extent any shareholder is not a registered holder of such securities, proof of such ownership.
Board Oversight of Risk

    The Board of Directors is responsible for oversight of the various risks facing us. In this regard, the Board seeks to understand and oversee the most critical risks relating to our business and operations, allocate responsibilities for the oversight of risks among the full Board and its committees, and see that management has in place effective systems and processes for managing risks facing us. Overseeing risk is an ongoing process, and risk is inherently tied to our strategy and to strategic decisions. Accordingly, the Board considers risk throughout the year and with respect to specific proposed actions. The Board recognizes that it is neither possible nor prudent to eliminate all risk. Indeed, purposeful and appropriate risk-taking is essential for the Company to be competitive and to achieve its business objectives.

    While the Board oversees risk, our management is charged with identifying and managing risk. We have robust internal processes and a strong internal control environment to identify and manage risks and to communicate information about risk to the Board. Management communicates routinely with the Board, Board committees and individual directors on the significant risks identified and how they are being managed. Directors are free to, and indeed often do, communicate directly with senior management.

    The Board implements its risk oversight function both as a whole and through delegation to various committees. These committees meet regularly and report back to the full Board. The following two committees play significant roles in carrying out the risk oversight function:
  The Audit Committee: The Audit Committee oversees the Company’s practices with respect to assessing and managing risk and assessing the effectiveness of our system of internal controls. In performing this function, the Audit Committee considers information from our independent registered public accounting firm and internal auditors and discusses relevant issues with management, the internal auditors, and the independent registered public accounting firm. The Audit Committee also oversees the Company’s compliance with respect to legal and regulatory requirements and monitors compliance with the Company’s Code of Business Conduct and Ethics. In addition, at least quarterly, the Audit Committee reviews with the Company’s senior management any risks or exposures relating to litigation, other legal matters and other proceedings and regulatory matters that may have a significant impact on the Company’s financial statements.

  The Compensation Committee: The Compensation Committee oversees the Company’s overall compensation structure, policies and programs, and assesses whether the Company’s compensation structure establishes appropriate incentives for management and employees.
    We believe that our leadership structure, discussed in “Board Leadership” above, supports the risk oversight function of the Board. We have a combined Chairman of the Board and Chief Executive Officer who keeps the Board informed about the risks facing us. In addition, independent directors chair the various committees involved with risk oversight, there is open communication between senior management and directors, and all directors are actively involved in the risk oversight function.

Shareholder Communications With the Board

    TBS shareholders may communicate with the Board of Directors, any committee of the Board or any individual director by delivering such communications either in writing addressed to c/o Corporate Secretary at TBS International plc, c/o TBS Shipping Services Inc., 612 East Grassy Sprain Road, Yonkers, NY 10710 or by e-mail to ContactTheBoard@tbsship.com. Communications should not exceed 1,000 words in length.

    All communications must be accompanied by the following information:
  if the person submitting the communication is a shareholder, a statement of the type and amount of Company securities that the person holds;

  any special interest, meaning an interest not in the capacity as a shareholder of TBS, of the person in the subject matter of the communication; and

  the address, telephone number and e-mail address, if any, of the person submitting the communication.
    Communications addressed to directors may, at the direction of the directors, be shared with Company management.

Compensation Committee Interlocks and Insider Participation

    None of our executive officers serves as a member of the board of directors or on a compensation committee of any entity that has one or more executive officers who serve on our Board of Directors or Compensation Committee.

DIRECTOR COMPENSATION

    In 2009, each non-employee member of our Board received an annual retainer of $40,000, plus annual fees of $10,000 for each director who served on the Audit Committee, $10,000 for each director who served on the Compensation Committee and $10,000 for each director who served on the Nominating and Corporate Governance Committee. The Chairpersons of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee received an additional $15,000, $10,000 and $2,500, respectively. We also issued 2,500 restricted Class A ordinary shares to each non-employee director in April 2009, which vested on the date of the 2009 Annual General Meeting. We reimburse non-employee directors for travel, hotel and all other reasonable expenses incurred in connection with our business or their duties as directors.

    Compensation paid in 2009 to directors who are not Company employees was as follows:

	Fees
	Earned or	Stock
	Paid in	Awards ($)
Director Name	Cash ($)	(1)	Total ($)
John P. Cahill	70,000	19,100	89,100
Randee E. Day	75,000	19,100	94,100
William P. Harrington	72,500	19,100	91,600
Peter S. Shaerf	70,000	19,100	89,100
Alexander Smigelski	70,000	19,100	89,100

(1)	On April 28, 2009, we granted 2,500 restricted Class A ordinary shares to each non-employee director, which vested on the date of the 2009 Annual General Meeting. The value reported for Stock Awards is the aggregate grant date fair value of stock awards granted to non-employee directors in 2009, determined in accordance with FASB ASC Topic 718, disregarding adjustments for forfeiture assumptions. The grant date fair value for restricted share awards granted to each non-employee director in 2009 was $19,100. The assumptions for making the valuation determinations are set forth in the footnote titled “Summary of Significant Accounting Policies and Basis of Presentation” under the caption “Stock Based Compensation” to our financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009. None of the non-employee directors had outstanding awards at 2009 fiscal year end.

    In addition, consistent with our director compensation program for 2009, we issued 2,500 restricted Class A ordinary shares to each non-employee director in April 2010, which will vest on the date of the 2010 Annual General Meeting.

    Directors who also are employees of the Company do not receive any additional compensation for their service as directors. See “Executive Compensation” for 2009 annual compensation paid to Messrs. Royce and McNelis, who serve as directors and also are executives of the Company. Mr. Bayley is an employee of the Company but not an executive officer. Mr. Bayley did not receive any compensation in 2009 for his service as a Company employee. As described in “Certain Relationships and Related Transactions – Related Person Transactions” below, Mr. Bayley receives compensation as the owner of Globe Maritime Limited, for which he also serves as Managing Director, which occasionally acts as a broker for chartering and vessel sales and purchases. For the year ended December 31, 2009, we paid Globe Maritime Limited approximately $458,000, including approximately $136,000 in commission payments, $270,000 in management fees and $52,000 in other office expenses. In addition, Messrs. Royce, McNelis and Bayley partially own TBS Commercial Group Ltd. (“TBS Commercial Group”) and Beacon Holding Ltd. (“Beacon”), to which in 2009 the Company paid approximately $5.9 million for commercial agency services and approximately $1.9 million in port agency fees.

PROPOSALS TO BE VOTED ON

PROPOSAL ONE - REAPPOINTMENT OF DIRECTORS

    The Nominating and Corporate Governance Committee of the Board has recommended, and the Board has nominated, eight individuals for reappointment to the Board of Directors at the Meeting, who retire and being eligible offer themselves to serve on the Company’s Board of Directors until the end of the next Annual General Meeting of Shareholders or, if sooner, until their successors are elected or appointed or their offices are otherwise vacated. All of the director nominees were elected at the 2009 Annual General Meeting of Shareholders, are currently directors of TBS and have consented to serve if appointed. If any nominee for director becomes unavailable for appointment, the proxies will be voted for such substitute nominee(s) as the Board of Directors may propose or, if you designated as your proxy individuals other than Joseph E. Royce and Gregg L. McNelis, the proxies will vote in accordance with your instructions and in the absence of your instructions, in their discretion. We have no reason to believe that any of the nominees will be unable or unwilling to serve if appointed.

    The Board believes that the Board, as a whole, should possess a combination of skills, professional experience, and variety of backgrounds, experiences and perspectives necessary to oversee the Company’s business. In addition, the Board believes that there are certain attributes that every director should possess, which are described below. Accordingly, the Board and the Nominating and Corporate Governance Committee consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition and the Company’s current and future needs.

    The Nominating and Corporate Governance Committee is responsible for developing and recommending Board membership criteria to the Board for approval. The criteria, which are set forth in the Company’s Corporate Governance Guidelines, include the ability to represent the interests of a broad range of shareholders; leadership ability; experience that suggests the highest ethical standards and integrity; familiarity with the ocean transport services industry; knowledge of and experience with the markets served by the Company; and experience with public company management, accounting rules and practices and corporate governance best practices. In addition, the Nominating and Corporate Governance Committee evaluates the composition of the Board to assess the skills and experience that are currently represented on the Board, as well as the skills and experience that the Board will find valuable in the future, given the Company’s current situation and strategic plans. The Nominating and Corporate Governance Committee seeks a variety of occupational and personal backgrounds on the Board in order to obtain a range of viewpoints and perspectives. The Nominating and Corporate Governance Committee assesses the appropriateness and effectiveness of these criteria when evaluating new director candidates and when recommending director nominees to the Board.

    In evaluating director candidates, and considering incumbent directors for renomination to the Board, the Nominating and Corporate Governance Committee considers a variety of factors. These include the Board membership criteria described above as well as each nominee’s independence, financial literacy, personal and professional accomplishments, experience in light of the needs of the Company and, for incumbent directors, past performance on the Board. Among other things, the Board has determined that it is important to have individuals with the following skills and experiences on the Board:

  Leadership experience, as directors with experience in significant leadership positions possess strong abilities to motivate and manage others and to identify and develop leadership qualities in others.

  Knowledge of the maritime industry, particularly ocean transportation services, which is relevant to understanding the Company’s business and strategy.

  Operations experience, as it gives directors a practical understanding of developing, implementing and assessing the Company’s business strategy and operating plan.

  Financial experience, and particularly knowledge of finance and financial reporting processes, which is relevant to understanding and evaluating the Company’s capital structure and overseeing the preparation of its financial statements.

  Legal experience, which is relevant to oversight of the Company’s legal and compliance matters.

  Government experience, which is relevant to the Company as it operates in a heavily regulated industry that is directly affected by governmental actions.

  Public company board service, as directors who have served on other public company boards have experience overseeing and providing insight and guidance to management.
     The specific qualifications and experience of the individual director nominees are set forth under “Director Nominee Information” below. For more information on the director nomination process, refer to “Nominating and Corporate Governance Committee” above.

     The Board of Directors recommends that you vote FOR each of the director nominees in Proposal One.

Director Nominee Information

     Information regarding the business experience, qualifications and certain other information as to each nominee for director is set forth in the table below and in the following paragraphs. Certain of the information appearing in the table and the following paragraphs has been furnished to us by the respective nominees.

Name	Age	Director Since
Joseph E. Royce, Chairman of the Board	65	1993
Gregg L. McNelis	54	2004
James W. Bayley	70	2007
John P. Cahill	51	2007
Randee E. Day	62	2001
William P. Harrington	52	2005
Peter S. Shaerf	55	2001
Alexander Smigelski	52	2007

     Joseph E. Royce

     Mr. Royce has been President, Chairman and a director since our inception, and Chief Executive Officer since March 2005. Since 1993, Mr. Royce has served as President of TBS Shipping Services Inc., a subsidiary of the Company that provides commercial and operational management, and he is responsible for supervising the vessels in our breakbulk, bulk and liner operations. In 2007, Mr. Royce became a director of Covenant House New York, the not-for-profit adolescent care agency. Between 1984 and early 1993, Mr. Royce was President of COTCO, a dry cargo pool of over 45 vessels. From 1973 to 1983, he was active as a shipbroker and independent ship operations manager involved in the shipment of various products worldwide.

     Mr. Royce brings to the Board leadership experience and knowledge of the Company from his role as Chief Executive Officer. Mr. Royce also brings to the Board extensive knowledge of our industry, having worked for over 40 years in the maritime industry, with expertise in breakbulk, liner and bulk cargo shipping in developing economies.

     Gregg L. McNelis

     Mr. McNelis has served as a director since February 2004 and as Senior Executive Vice President and Chief Operating Officer since March 2005. Since 1993, Mr. McNelis has served as Executive Vice President of the Commercial Department at TBS Shipping Services Inc., for which he manages the chartering department, responsible for commercial deployment of the fleet. He has worked with Mr. Royce for over 25 years, engaging in contract negotiations, time charters, voyage charters, and contracts of affreightment, and developing and controlling trade lanes. Mr. McNelis previously served as Vice President of COTCO. Mr. McNelis has over 30 years experience in the international shipping industry.

     Mr. McNelis brings to the Board extensive knowledge of our industry, having served for over 30 years in the maritime industry, and knowledge of the Company. Mr. McNelis also has operations experience and leadership experience from his role as a senior executive of TBS.

     James W. Bayley

     Mr. Bayley was elected as a director in 2007, having previously served as a director from our inception until 2006, and has been Vice President since November 2001. Mr. Bayley is the owner and Managing Director of Globe Maritime Limited, a company that is well established in the London shipping market. Mr. Bayley is a member of the Baltic Exchange and holds the title of Fellow of the Institute of Chartered Shipbrokers.

     Mr. Bayley brings to the Board knowledge of our industry, having worked for more than 50 years in the maritime industry, and leadership experience from his role as managing director of Globe Maritime Limited.

     John P. Cahill

     Mr. Cahill became a director in June 2007. Mr. Cahill is counsel at Chadbourne & Parke LLP, a law firm in New York City that he joined in March 2007. Mr. Cahill also is Co-Founder and CEO of the Pataki-Cahill Group LLC, a specialized consulting firm in New York City established in 2007, that focuses on energy issues and asset privatization. He is an attorney with experience in both the private and public sectors. Since 2006, Mr. Cahill also has served as an appointed member of the New York State Commission on Investigations. From 2002 until 2006, Mr. Cahill served as the Secretary and Chief of Staff to the Governor of the State of New York, which is the highest ranking appointed official in New York State Government. Prior to this appointment, Mr. Cahill was Commissioner of the New York State Department of Environmental Conservation.

     Mr. Cahill brings to the Board leadership experience gained from his position as CEO of a consulting firm, financial experience, legal experience, and government experience.

     Randee E. Day

     Ms. Day has served as a director and Chairperson of the Audit Committee since 2001. Ms. Day has served as Chief Executive Officer of DHT Holdings, Inc. (formerly DHT Maritime, Inc. and Double Hull Tankers, Inc.), a company that operates a fleet of double-hull tankers, since April 2010 and as a director of that company since 2005. From 2004 to March 2011, Ms. Day served as Managing Director and head of Maritime Investment Banking at Seabury Transportation Holdings LLC, a New York-based advisory and investment bank specializing in the transportation industry. From 1985 until 2004, Ms. Day served as CEO and President of Day and Partners, Inc., a financial advisory and consulting firm to the maritime and cruise industries. Ms. Day served as chairperson of the audit committee of DHT Holdings, Inc. from July 2005 to March 2010.

     Ms. Day brings to the Board leadership experience, having served as CEO of a consulting firm for almost 20 years, and knowledge of our industry, having spent more than 25 years in the maritime and transportation industries. Ms. Day also has financial experience, having worked at investment banking and financial advisory firms and served as chairperson of several public company audit committees, and public company board experience.

     William P. Harrington

     Mr. Harrington has served as a director since 2005 and is Chairperson of the Nominating and Corporate Governance Committee. Mr. Harrington is a partner and head of the litigation and toxic tort/complex litigation practice groups at Bleakley, Platt & Schmidt, LLP, a law firm in White Plains, New York. He is a member of the firm’s Executive Committee and has practiced as an attorney there since 1983. He is an experienced trial attorney who has represented Fortune 500 companies in criminal, commercial, environmental, real estate and employment discrimination matters. Mr. Harrington previously served as a member of the New York Gubernatorial Review Panel for the Federal Judiciary and as a law clerk to Hon. Charles L. Brient, former Chief Judge of the United States District Court for the Southern District of New York. Mr. Harrington is a director of CMS Bancorp, Inc. (NASDAQ).

     Mr. Harrington brings to the Board legal experience, leadership experience from his leadership roles at Bleakley, Platt & Schmidt, financial experience, government experience, and public company board experience.

     Peter S. Shaerf

     Mr. Shaerf has served as a director since 2001 and is Chairperson of the Compensation Committee. Mr. Shaerf has been a partner at AMA Capital Partners LLC (formerly American Marine Advisors), a merchant banking firm focused exclusively on the maritime industry, since 2002. From 2002 to April 2005, Mr. Shaerf was senior vice president of American Marine Advisors, Inc. From 1998 until April 2002, Mr. Shaerf was a managing director of Poseidon Capital Corp., an independent maritime consulting and investment company. From 1980 to 2002, he was a partner of The Commonwealth Group, a ship brokerage company that specializes in the dry cargo and liner shipping industry. Mr. Shaerf is a director of General Maritime Corporation (NYSE) and Seaspan Corporation (NYSE). Mr. Shaerf also is chairman of New York Maritime Inc. (NYMAR), a not-for-profit trade association formed to promote the New York maritime cluster. Mr. Shaerf previously served as a director of Trailer Bridge, Inc. (NASDAQ) (through 2007).

     Mr. Shaerf brings to the Board extensive knowledge of our industry, having worked for over 30 years in the maritime industry, financial experience gained from his roles in merchant banking and maritime consulting and investment, and public company board experience.

     Alexander Smigelski

     Mr. Smigelski became a director in June 2007. Since 2006, Mr. Smigelski has been a senior partner with Kings Point Capital Partners, a New York-based private equity firm investing in multiple strategies, and is presently the CEO of its Restaurant Division. Mr. Smigelski previously had a 17-year career on Wall Street, primarily with Merrill Lynch, a multinational financial management and advisory company. From 2004 to 2006, Mr. Smigelski served as Senior Vice President of Morgan Keegan & Company, Inc., a brokerage and investment firm. In addition, he graduated from the US Merchant Marine Academy, Kings Point, is a Master Mariner and was the youngest captain in the Exxon fleet.

     Mr. Smigelski brings to the Board leadership experience, gained from his management roles at a private equity firm and service as a senior executive at a brokerage and investment firm, and financial experience, gained from more than 15 years of experience on Wall Street. Mr. Smigelski also has knowledge of our industry and operations experience, gained from his service as a captain in the Exxon fleet and attendance at the US Merchant Marine Academy.

PROPOSAL TWO - REAPPOINTMENT AND REMUNERATION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

     The Company’s shareholders have the authority to appoint the Company’s independent registered public accounting firm and to authorize the Board to determine such firm’s remuneration. The Audit Committee and the Board recommend that shareholders reappoint PricewaterhouseCoopers as the Company’s independent registered public accounting firm to serve until the 2011 Annual General Meeting of Shareholders and authorize our Board of Directors, acting through the Audit Committee, to determine its remuneration. If, at the meeting, shareholders do not reappoint PricewaterhouseCoopers, the Audit Committee and the Board of Directors will reconsider the selection of PricewaterhouseCoopers and make a new proposal for an independent registered public accounting firm.

     A representative of PricewaterhouseCoopers is expected to attend the Meeting and will have the opportunity to make a statement and respond to appropriate questions from shareholders at the Meeting.

     The Board of Directors recommends that you vote FOR Proposal Two relating to the reappointment and remuneration of the Company’s independent registered public accounting firm.

Audit Committee Report

     The following Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein.

     On behalf of the Board, the Audit Committee reviews the Company’s accounting and financial reporting processes, audits of the Company’s annual financial statements and internal control over financial reporting. Management has the primary responsibility for the financial statements and the reporting process. The Company’s independent registered public accounting firm is responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements to accounting principles generally accepted in the United States. The activities of the Audit Committee are not designed to supersede or alter those responsibilities. Moreover, the Committee’s role does not provide any particular assurances with regard to the Company’s financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent registered public accounting firm.

     In overseeing the preparation of the Company’s financial statements for the fiscal year ended December 31, 2009, the Audit Committee met with management and PricewaterhouseCoopers to review and discuss all financial statements (including the Company’s audited financial statements), earnings releases and related SEC filings prior to their issuance and to discuss significant accounting issues. Management advised the Committee that all financial statements were prepared in accordance with generally accepted accounting principles. The Committee’s review included discussion with PricewaterhouseCoopers of the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

     The Audit Committee has reviewed and discussed with management its assessment and report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2009. The Audit Committee also reviewed and discussed with PricewaterhouseCoopers its audit and report on the Company’s internal control over financial reporting as of December 31, 2009. The Company published these reports in its Annual Report on Form 10-K for the year ended December 31, 2009, which the Company filed with the SEC on March 16, 2010.

     The Audit Committee, among other things, has received the written disclosures and the letter from PricewaterhouseCoopers required by applicable requirements of the PCAOB regarding PricewaterhouseCoopers’ communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers its independence. The Committee approves all audit and non-audit services to be performed by the independent registered public accounting firm as set forth in the Audit and Non-Audit Services Pre-Approval Policy.

     Based upon these reviews and discussions, the Committee recommended to the Board of Directors that the Board of Directors approve the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, for filing with the Securities and Exchange Commission.

Respectfully submitted,

Randee E. Day, Chairperson
John P. Cahill
William P. Harrington
Alexander Smigelski

Auditor Fees

     Under the Audit and Non-Audit Services Pre-Approval Policy that was adopted by the Audit Committee in June 2005, the Audit Committee must pre-approve all audit and non-audit services provided to the Company by the independent registered public accounting firm. The Policy sets forth the procedures and conditions for pre-approval of these services. The Audit Committee has pre-approved in accordance with its policy the engagement of the independent registered public accounting firm for services relating to the Company’s filings with the SEC and certain attest services.

     The following table sets forth the aggregate fees billed by PricewaterhouseCoopers LLP for audit and non-audit services rendered to the Company for the years ended December 31, 2009 and 2008. These fees are categorized as Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees. The nature of the services provided in each category is described following the table:

	2009	2008
Audit Fees	$1,199,160	$1,187,500
Audit-Related Fees	$93,200	-
Tax Fees	$740,000	-
All Other Fees	-	-
Total Fees	$1,939,160	$1,187,500

     Audit-Related Fees

     In 2009, Audit-Related Fees included IFRS evaluation services made in connection with the redomestication of the Company to Ireland.

     Tax Fees

     In 2009, Tax Fees included fees incurred in connection with the redomestication of the Company from Bermuda to Ireland.

PROPOSAL THREE – AUTHORIZATION TO HOLD TBS’S 2011 ANNUAL GENERAL
MEETING OF SHAREHOLDERS AT A LOCATION OUTSIDE OF IRELAND

     Under Irish law and in accordance with Article 44 of the Company’s Articles of Association, the Company’s shareholders must authorize holding any annual general meeting of shareholders at a location outside of Ireland. The Board desires to hold TBS’s 2011 Annual General Meeting of Shareholders in the United States, as has been our historical practice, and is therefore asking our shareholders to authorize holding TBS’s 2011 Annual General Meeting of Shareholders at a location outside of Ireland.

     The text of the resolution in respect of Proposal 3 is as follows:

     “That TBS’s 2011 Annual General Meeting of Shareholders may be held at such place outside Ireland as may be determined by the Board of Directors.”

     The Board of Directors recommends that you vote FOR Proposal Three relating to the authorization to hold TBS’s 2011 Annual General Meeting of Shareholders at a location outside of Ireland.

PROPOSAL FOUR – AUTHORIZATION OF TBS AND ANY OF THE COMPANY’S
SUBSIDIARIES TO MAKE OPEN-MARKET PURCHASES OF TBS CLASS A
ORDINARY SHARES

     In this proposal, shareholders are being asked to authorize TBS and any of the Company’s subsidiaries to make open-market purchases of up to 10% of TBS Class A ordinary shares. We are asking shareholders to vote on this proposal because we may, in the future, engage in open-market share repurchases as a means of returning cash to shareholders and managing the number of our shares outstanding. Irish law requires shareholders to authorize such open-market purchases.

     These purchases would be made only at price levels that the directors considered to be in the best interests of the shareholders generally, after taking into account the Company’s overall financial position. In addition, the price that may be paid for these shares shall not be less than 90% nor more than 110% of the then closing market price of those shares. It should be noted that TBS currently may effect repurchases as redemptions pursuant to Article 3(h) of the Company’s Articles of Association. Whether or not this proposed resolution passes, TBS would retain its ability to effect repurchases as redemptions pursuant to its Articles of Association, although the Company’s subsidiaries would not be able to make open-market purchases of Class A ordinary shares.

     Under Irish law, this authorization cannot exceed 18 months. Accordingly, if adopted, the authority will expire on the close of business on December 10, 2011 unless re-approved at our Company’s 2011 Annual General Meeting of Shareholders. We expect to propose renewal of this authorization at our 2011 Annual General Meeting of Shareholders and at subsequent annual general meetings of shareholders.

     In order for a subsidiary of the Company to make open-market purchases of TBS Class A ordinary shares, such shares must be purchased on a “recognized stock exchange” under Irish law. The NASDAQ Global Select Market, on which TBS Class A ordinary shares are listed, is a recognized stock exchange for this purpose under Irish law.

     The authority being sought from our shareholders provides that the maximum number of shares authorized to be purchased will be no greater than [XX,XXX,XXX] Class A ordinary shares (which represents 10% of the TBS Class A ordinary shares outstanding).

     The text of the resolution in respect of Proposal 4 is as follows:

     “The Company and any subsidiary of the Company is hereby generally authorized to make open-market purchases of TBS Class A ordinary shares (“shares”) on such terms and conditions and in such manner as the Company’s Board of Directors of the Company may determine from time to time but subject to the following provisions:

     (a) The maximum number of shares authorized to be acquired by the Company and any subsidiaries of the Company pursuant to this resolution shall not exceed [XX,XXX,XXX] Class A ordinary shares of $0.01 each, provided that the total aggregate number of shares of the Company to be purchased together with the total number of shares of the Company to be acquired by the Company by way of redemption shall not exceed [XX,XXX,XXX] Class A ordinary shares.

     (b) The maximum price to be paid for any Class A ordinary share shall be an amount equal to 110% of the closing price on the NASDAQ Global Select Market for the Class A ordinary shares on the day preceding the day on which the relevant share is purchased by the Company or the relevant subsidiary of the Company.

     (c) The minimum price to be paid for any Class A ordinary share shall be an amount equal to 90% of the closing price on the NASDAQ Global Select Market for the Class A ordinary shares on the day preceding the day on which the relevant share is purchased by the Company or the relevant subsidiary of the Company.

     (d) This general authority is to expire eighteen months from the date of the passing of this resolution, unless previously varied, revoked or renewed by special resolution in accordance with the provisions of Section 215 of the Companies Act 1990. The Company or any such subsidiary may, before such expiry, enter into a contract for the purchase of shares which would or might be executed wholly or partly after such expiry and may complete any such contract as if the authority conferred hereby had not expired.”

     The Board of Directors recommends that you vote FOR Proposal Four relating to the authorization of TBS and any of the Company’s subsidiaries to make open-market purchases of TBS Class A ordinary shares.

PROPOSAL FIVE – DETERMINATION OF THE PRICE RANGE AT WHICH TBS CAN
RE-ISSUE SHARES THAT IT ACQUIRES AS TREASURY STOCK

     Under the TBS International Amended and Restated 2005 Equity Incentive Plan, our employees can pay withholding taxes and exercise prices related to their equity awards using shares underlying the award. These shares are returned to us and will either become treasury shares or will be cancelled and new shares will be issued. In addition, we may engage in a share repurchase program under which we reacquire outstanding shares as treasury stock. In the future, we may want to re-issue shares that we acquire as treasury stock.

     Under Irish law, our shareholders must authorize by means of a special resolution the price range at which TBS may re-issue any shares held in treasury as new shares of TBS. In this proposal, that price range is expressed as a percentage minimum and maximum of the prevailing market price. Irish law requires that this authorization be renewed by our shareholders every eighteen months, and we therefore expect that it also will be proposed at subsequent annual general meetings of shareholders.

     The authority being sought from our shareholders provides that the minimum and maximum prices at which a treasury Class A ordinary share may be re-issued are 90% and 110%, respectively, of the closing market price of the Class A ordinary shares on the day preceding the day on which the relevant share is re-issued. Any re-issuance of treasury shares will only be at price levels that the Board considers to be in the best interests of our shareholders.

     The text of the resolution in respect of Proposal 5 is as follows:

     “The re-issue price range at which any treasury shares (as defined by Section 209 of the Irish Companies Act of 1990) for the time being held by TBS may be reissued off-market shall be as follows:

     (a) The maximum price at which a treasury share may be re-issued shall be an amount equal to 110% of the closing price on the NASDAQ Global Select Market for shares of that class on the business day preceding the day on which the relevant share is re-issued by TBS.

     (b) The minimum price at which a treasury share may be re-issued shall be the nominal value of the share where such a share is required to satisfy an obligation under an employee share scheme or any option schemes operated by TBS or, in all other cases, an amount equal to 90% of the closing price on the NASDAQ Global Select Market for shares of that class on the business day preceding the day on which the relevant share is re-issued by TBS.

     (c) The re-issue price range as determined by paragraphs (a) and (b) shall expire eighteen months from the date of the passing of this resolution, unless previously varied, revoked or renewed in accordance with the provisions of Section 209 of the Companies Act 1990.”

     The Board of Directors recommends that you vote FOR Proposal Five relating to the determination of the price range at which TBS can re-issue shares that it acquires as treasury stock.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

     This section describes our compensation strategy, programs and practices for the following named executive officers listed in the Summary Compensation Table that follows this discussion:
  Joseph E. Royce, President, Chief Executive Officer and Chairman

  Gregg L. McNelis, Senior Executive Vice President, Chief Operating Officer

  Lawrence A. Blatte, Senior Executive Vice President

  Ferdinand V. Lepere, Executive Vice President and Chief Financial Officer
Objectives and Philosophy of the TBS Compensation Program

     The Company is committed to the highest standards of ethics and integrity. We are committed to being responsive to our customers and to providing an environment of excellence for our employees to allow them to discharge their responsibilities in accordance with the highest standards prevalent in the industry. We strive to create an environment of mutual respect, encouragement and teamwork and one that rewards commitment and performance.

     Our compensation plan is designed to support our business goals and promote both short-term and long-term growth. More specifically, the goals of the TBS compensation plan are to:
  Attract, retain and motivate a high-caliber executive leadership team;

  Pay competitively and consistently within an appropriately defined market;

  Align executive compensation with shareholder interests; and

  Link pay to individual performance.
Implementing Compensation Objectives

Roles of the Compensation Committee, Management and the Compensation Consultant

     In accordance with its charter, the Compensation Committee of our Board of Directors (the “Committee”) reviews and determines the compensation of the Company’s executive officers and reviews with management the Company’s overall compensation structure. The Committee is composed entirely of independent directors, as defined under applicable NASDAQ listing standards.

     In evaluating the performance and determining the compensation of the named executive officers other than our Chief Executive Officer (CEO), the Committee takes into account the recommendations of our CEO. However, the Committee has final authority with regard to such compensation decisions. The Committee makes decisions with respect to the CEO’s compensation in executive session.

     In late 2009, the Committee retained an executive compensation firm, Steven Hall & Partners (the “Consultant”), to assist with performance-based compensation determinations for 2009. As described in more detail below, the Consultant gathered executive compensation survey data and presented this data to the Committee. The Consultant reported directly to the Committee and did not perform any other services for the Company in 2009.

Factors Considered in Determining 2009 Compensation

     Factors considered by the Committee in establishing compensation for the named executive officers have traditionally included (1) the Company’s financial performance, (2) compensation practices of other companies in the maritime industry, and (3) the individual performance of the named executive officers.

     As discussed above, in December 2009, the Committee hired the Consultant, which assisted it in establishing performance-based compensation for 2009. The Consultant provided the Committee with data regarding base salaries, annual incentives, total cash compensation (sum of base salary and annual bonus), long-term incentives and total compensation (sum of total cash compensation and long-term incentives) at the following companies in the maritime industry that are similar in size to TBS (the “Peer Group”): Genco Shipping & Trading Co., General Maritime Corp., GulfMark Offshore, Inc., Horizon Lines Inc., Hornbeck Offshore Services, Inc., International Shipholding Corp., K-Sea Transportation Partners L.P. and Trailer Bridge, Inc. Compared to the peer group used for 2008 compensation decisions (which is described in the 2009 Proxy Statement), the Peer Group excludes two companies, Quintana (which was acquired in April 2008) and U.S. Shipping Partners (which filed for bankruptcy in April 2009), and includes two additional companies, International Shipholding Corp. and Trailer Bridge, Inc.

     The Peer Group data showed that the compensation paid to our named executive officers was below the median compensation paid by companies in the Peer Group. However, notwithstanding the Peer Group data, and the high level of individual performance exhibited by our named executive officers, the Committee’s compensation decisions for 2009 primarily were driven by current economic conditions and the challenging marketplace facing the Company.

Elements Used to Achieve Compensation Objectives

     The principal components of compensation for the Company’s named executive officers traditionally have included:
  Base salary;

  Annual performance-based cash bonus;

  Equity incentives; and

  Perquisites.
Base salary

     Base salary is the guaranteed element of a named executive officer’s annual cash compensation. The amount of base salary is intended to reward the named executive officer’s long-term performance and to reflect his respective skill set and the market value of his respective skill set.

     In light of current economic conditions and the challenging marketplace facing the Company, the Committee decided not to increase named executive officer base salaries for 2009. Accordingly, 2009 named executive officer base salaries were the same as those for 2008.

Annual performance-based cash bonus

     Performance-based cash bonuses are designed to reward the named executive officers for their performance and their ability to position the Company in the global marketplace. The amount of the awards is driven by Company financial performance, individual performance and marketplace practices. The annual performance-based bonus is a significant portion of direct cash compensation (salary plus bonus) and, consistent with the objectives of our compensation program to align executive compensation with shareholder interests and link pay to individual performance, can vary significantly from year to year depending on the named executive officers’ performance and the Company’s performance.

       Notwithstanding the high level of individual performance exhibited by the named executive officers and the Committee’s recognition that our named executive officers did not receive any cash bonuses in 2008, the Committee decided not to award performance-based cash bonuses to the named executive officers for 2009 in light of current economic conditions and the challenging marketplace facing the Company.

       The Committee currently is considering whether to grant in the near future cash and/or equity awards to the named executive officers for retention and motivational purposes.

Equity incentives

       The TBS International Amended and Restated 2005 Equity Incentive Plan (the “Plan”), approved by the Company’s shareholders, authorizes the Committee to grant share options, restricted shares, share units and other forms of equity incentives to employees, including the named executive officers. The Committee uses long-term equity compensation awards to retain employees, including named executive officers, because equity compensation subject to future vesting over the long term enhances their willingness and desire to stay with the Company and perform at a high level. The Company traditionally has used restricted shares and share units as its primary stock-based compensation vehicles, which provide value to the named executive officer only to the extent he remains employed by the Company through the vesting dates of the award.

       In light of current economic conditions and the challenging marketplace facing the Company, the Committee decided not to grant equity awards to the named executive officers in 2009.

       As mentioned above, the Committee currently is considering whether to grant in the near future cash and/or equity awards to the named executive officers for retention and motivational purposes.

Perquisites

       Perquisites and other personal benefits are not a significant component of the total compensation package for the named executive officers. These benefits consist primarily of the payment of life insurance premiums for Messrs. Royce and Lepere, long-term care insurance premiums for Messrs. Royce, McNelis and Blatte, disability insurance premiums for Messrs. Royce, McNelis and Lepere, and certain reimbursements for automobile-related expenses for each of the named executive officers. The Committee believes these benefits are reasonable in amount, and the Committee considered them when determining each named executive officer’s overall compensation level.

Severance Plans and Employment Agreements

       We have no employment agreements with our named executive officers and have no obligation to pay severance or other enhanced benefits to named executive officers upon termination of their employment, except pursuant to an equity compensation award agreement with Mr. Lepere (the only named executive officer with outstanding awards as of December 31, 2009), as described below under “Potential Payments Upon Termination or Change in Control.” Mr. Lepere’s award agreement provides for accelerated vesting in the event that his employment with the Company is terminated other than for Cause or he resigns for Good Reason (as such terms are defined below).

Equity Grant Policy

       The Company has a policy regarding its equity award grant practices (the “Policy”). The Policy provides that the grant date for awards of Company securities will be the date of Committee approval or, if such day is not a NASDAQ trading day, the next NASDAQ trading day. The Policy also provides that, if the Committee approves such awards by unanimous written resolution, the date of approval (and thus the grant date) will be the date that the last Committee member signs the resolution.

Tax Considerations

       Section 162(m) of the Internal Revenue Code (“Section 162(m)”) disallows corporate tax deductions for compensation in excess of $1 million paid to certain of the highest paid officers of the Company unless such compensation is deemed “performance-based” within the meaning of Section 162(m).

       The Committee does not believe that the provisions of Section 162(m) will limit the deductibility of compensation expected to be paid by the Company to these officers. The Committee will continue to evaluate the impact of this provision and take such actions as it deems appropriate, including the payment of compensation under circumstances where Section 162(m) may limit the deductibility of such compensation.

Report of the Compensation Committee

       The Compensation Committee of the Board of Directors is responsible for reviewing, approving and overseeing the Company’s compensation plans and practices. Management has the primary responsibility for the Company’s financial statements and reporting process, including the disclosure of executive compensation. The Committee has reviewed and discussed the Compensation Discussion and Analysis with management and is satisfied that the Compensation Discussion and Analysis fairly and completely represents the philosophy, intent, and actions of the Committee with regard to executive compensation. Accordingly, based on this review and discussion, the Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the Securities and Exchange Commission.

Respectfully submitted,

Peter S. Shaerf, Chairperson
John P. Cahill
William P. Harrington
Alexander Smigelski

Summary Compensation Table

				Stock	All Other
		Salary	Bonus	Awards	Compensation	Total
Name and Principal Position	Year	($)	($)	($) (1)	($) (2)	($)
Joseph E. Royce	2009	450,000	-	-	59,828	509,828
President, Chief Executive	2008	450,000	-	-	74,212	524,212
Officer, Chairman of the Board	2007	400,000	1,500,000	-	41,444	1,941,444
Gregg L. McNelis	2009	400,000	-	-	50,863	450,863
Senior Executive Vice President,	2008	400,000	-	-	43,900	443,900
Chief Operating Officer	2007	350,000	1,500,000	-	23,942	1,873,942
Lawrence A. Blatte	2009	400,000			24,544	424,544
Senior Executive Vice President	2008	400,000	-	-	28,695	428,695
	2007	350,000	1,500,000	-	19,909	1,869,909
Ferdinand V. Lepere	2009	365,000	-	-	24,128	389,128
Executive Vice President, Chief	2008	365,000	-	406,920	18,446	790,366
Financial Officer	2007	315,000	650,000	-	23,975	988,975

(1)	The value reported for Stock Awards is the aggregate grant date fair value of restricted stock awards granted to the named executive officers in the years shown, determined in accordance with FASB ASC Topic 718, disregarding adjustments for forfeiture assumptions. The assumptions for making the valuation determinations are set forth in the footnote titled “Summary of Significant Accounting Policies and Basis of Presentation” under the caption “Stock-Based Compensation” to our financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

(2)	All Other Compensation for 2009 includes the following: Mr. Royce – $26,416 for life insurance, $28,994 for long-term care insurance; Mr. McNelis – $30,771 for long-term care insurance; Mr. Blatte – $11,107 for long-term care insurance; and Mr. Lepere – $6,300 for life insurance. Messrs. Royce, McNelis and Lepere also received certain amounts for disability insurance, and all of the named executive officers received certain reimbursements for automobile-related expenses.

Outstanding Equity Awards at 2009 Fiscal Year-End

       The following table provides information with respect to outstanding equity awards held by the named executive officers as of December 31, 2009.

	Number of Shares	Market Value of
	or Units of Stock	Shares or Units of
	That Have Not	Stock That Have
	Vested	Not Vested
Name	(#)	($) (1)
Joseph E. Royce	-	-
Gregg L. McNelis	-	-
Lawrence A. Blatte	-	-
Ferdinand V. Lepere	9,000 (2)	66,150

(1)	The market value is based on the closing price of the Company’s Class A ordinary shares of $7.35 traded on the NASDAQ Global Select Market under the symbol “TBSI” on December 31, 2009.

(2)	Reflects unvested portion of Mr. Lepere’s restricted share awards. These shares vest in three equal annual installments beginning on March 1, 2010.

Shares Vested in Fiscal Year 2009

       The following table shows information about restricted shares that vested during 2009.

Number of
	Shares	Value
	Acquired on	Realized on
	Vesting	Vesting
Name	(#)	($) (1)
Joseph E. Royce	-	-
Gregg L. McNelis	-	-
Lawrence A. Blatte	-	-
Ferdinand V. Lepere (2)	28,000	220,160

(1)	The value realized on vesting is based on the closing price of the Company’s Class A ordinary shares, which are traded on the NASDAQ Global Select Market under the symbol “TBSI,” on the date of vesting.

(2)	Includes (a) 25,000 shares that were part of a 100,000 restricted share award made in June 2005 at the time of our initial public offering, with a market value based on $8.03, the closing price on June 29, 2009; and (b) 3,000 shares that were part of a 12,000 restricted share award made in April 2008, with a market value based on $6.47, the closing price on February 27, 2009 (the first trading date immediately prior to the vesting date of March 1, 2009).

Potential Payments Upon Termination or Change in Control

       As discussed in the Compensation Discussion and Analysis, the Company has no employment agreements with our named executive officers and has no obligation to pay severance or other benefits to named executive officers upon termination of their employment, except in connection with Mr. Lepere’s unvested restricted shares granted under the Plan as described below.

       Mr. Lepere has 9,000 unvested restricted shares that will vest in three equal annual installments beginning in March 2010. Mr. Lepere’s award agreement provides that this award will vest automatically if his employment is terminated other than for Cause or he resigns for Good Reason.

       Assuming that Mr. Lepere’s employment had been terminated other than for Cause or he had resigned for Good Reason on December 31, 2009, the value of this accelerated vesting would have been $66,150. This amount reflects the intrinsic value of this award (that is, the value based upon the closing price of the Company’s Class A common shares of $7.35 traded on the NASDAQ Global Select Market on that date, multiplied by the number of unvested shares underlying this award).

       For purposes of the Plan:
  “Cause” generally means: (1) any act or omission that constitutes a material breach by the participant of any agreement with the Company, its affiliates or its subsidiaries; (2) the willful and continued failure or refusal of the participant substantially to perform the duties required of him or her as an employee of the Company, its affiliates or its subsidiaries or performance significantly below the level required or expected of the participant, as determined by the Committee; (3) any willful violation of any federal or state law or regulation applicable to the business of the Company, its affiliates or its subsidiaries, or the participant’s commission of any felony or other crime involving moral turpitude, or any willful perpetration by the participant of a common law fraud; or (4) any other misconduct by the participant that is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company, its affiliates or its subsidiaries.

  “Good Reason” generally means a failure by the Company, its affiliates and its subsidiaries to pay material compensation due and payable to the participant in connection with his employment.
SHARE OWNERSHIP

       On April 26, 2010, TBS had issued and outstanding [XX,XXX,XXX] Class A ordinary shares, each of which entitles the holder to one vote, and [XX,XXX,XXX] Class B ordinary shares, each of which entitles the holder to one-half of a vote. Subject to the Articles of Association of the Company, the holders of Class A ordinary shares may convert their Class A ordinary shares into Class B ordinary shares, and the holders of Class B ordinary shares may convert their Class B ordinary shares into Class A ordinary shares, at any time. Moreover, the Class B ordinary shares will automatically convert into Class A ordinary shares upon transfer to any person other than another holder of Class B ordinary shares, as long as the conversion does not cause TBS to become a controlled foreign corporation or if the Class A ordinary shares cease to be regularly traded on an established securities market for purposes of Section 883 of the Internal Revenue Code. Ownership in the tables below consists of sole voting and investment power, except as indicated in the notes below and except to the extent shared with the person’s spouse.

Security Ownership of Directors, Director Nominees and Management

       The following table provides certain information, as of April 26, 2010, as to the beneficial ownership of the Class A and Class B ordinary shares of TBS for (a) each director and director nominee, (b) each named executive officer identified in the Summary Compensation Table under “Executive Compensation” and (c) the directors and executive officers of TBS as a group. The executive officers, directors, and director nominees of TBS directly and beneficially own [XX]% of the collective issued and outstanding Class A and Class B ordinary shares of the Company. The executive officers, directors and director nominees of TBS directly and beneficially have sole or shared voting power of [XX]% of the total voting power of TBS’s issued and outstanding Class A and Class B ordinary shares.

Ordinary Shares Beneficially Owned by Directors,
Director Nominees and Executive Officers
Name	Class A (1)%		Class B	%
Joseph E. Royce (2)	[XX]	[XX]	[XX]	[XX]
Gregg L. McNelis (3)	[XX]	[XX]	[XX]	[XX]
Lawrence A. Blatte (4)	[XX]	[XX]	[XX]	[XX]
Ferdinand V. Lepere (5)	[XX]	[XX]	-	-
James W. Bayley (6)	[XX]	[XX]	[XX]	[XX]
Randee E. Day (7)	[XX]	[XX]	-	-
Peter S. Shaerf (7)	[XX]	[XX]	-	-
William P. Harrington (7)	[XX]	[XX]	-	-
John P. Cahill (7)	[XX]	[XX]	-	-
Alexander Smigelski (7)	[XX]	[XX]	-	-
All executive officers, directors and director nominees as	[XX]	[XX]	[XX]	[XX]
a group (10 persons): (5)

*	Less than one percent.

(1)	Class A ordinary shares beneficially owned do not include Class A ordinary shares that may be acquired upon conversion of Class B ordinary shares. Class B ordinary shares currently are convertible into Class A ordinary shares on a one-for-one basis at any time and have no expiration date.

(2)	Ordinary shares beneficially owned include [XX] Class B ordinary shares held by Mr. Royce, 270,206 Class A and 1,534,024 Class B ordinary shares held by Mr. Royce’s spouse, Elaine Royce, 981,734 Class B ordinary shares held by the Elaine M. Royce 2006 Qualified Grantor Retained Annuity Trust (GRAT), [XX] Class A and [XX] Class B ordinary shares held by the Joseph E. Royce 2005 Irrevocable Trust, and 346,208 Class A and 1,646,786 Class B ordinary shares held by the Elaine M. Royce 2005 Irrevocable Trust. Mr. Royce and Mrs. Royce share voting and investment power over the shares beneficially owned by Mrs. Royce, the Elaine M. Royce 2006 Qualified GRAT and the Elaine M. Royce 2005 Irrevocable Trust. The address for Mr. Royce is c/o Joseph E. Royce, 612 East Grassy Sprain Road, Yonkers, NY 10710.

(3)	Includes [XX] Class A and [XX] Class B ordinary shares held by Mr. McNelis, [XX] Class B ordinary shares held by Mr. McNelis’s spouse, Susanne McNelis, [XX] Class A and [XX] Class B ordinary shares held by the Gregg L. McNelis 2005 Irrevocable Trust, [XX] Class A and [XX] Class B ordinary shares held by the Susanne E. McNelis 2005 Irrevocable Trust, [XX] Class B ordinary shares held by the Gregg L. McNelis 2006 Qualified GRAT and [XX] Class B ordinary shares held by the Susanne E. McNelis 2006 Qualified GRAT. Mr. McNelis is trustee of the Gregg L. McNelis 2006 Qualified GRAT and has voting and investment power over the shares it owns. Mrs. McNelis is trustee of the Susanne E. McNelis 2006 Qualified GRAT. Mr. McNelis and Mrs. McNelis share voting and investment power over the shares beneficially owned by Mrs. McNelis, the Susanne E. McNelis 2005 Irrevocable Trust and the Susanne E. McNelis 2006 Qualified GRAT. The address for Mr. McNelis is c/o TBS Shipping Services Inc., 612 East Grassy Sprain Road, Yonkers, NY 10710.

(4)	Includes [XX] Class A and [XX] Class B ordinary shares held by Mr. Blatte, [XX] Class A and [XX] Class B ordinary shares held by Mr. Blatte’s spouse, Barbara Blatte and [XX] Class B ordinary shares held by the Barbara H. Blatte 2006 Qualified GRAT. Mrs. Blatte is trustee of the Barbara H. Blatte 2006 Qualified GRAT and has sole voting and investment power over the shares it owns. The address for Mr. Blatte is c/o TBS Shipping Services Inc., 612 East Grassy Sprain Road, Yonkers, NY 10710.

(5)	Excludes 6,000 Class A ordinary shares granted to Mr. Lepere in 2008 that will vest on March 1, 2011 and March 1, 2012.

(6)	Includes [XX] Class A and [XX] Class B ordinary shares held by Standcrown (Gibraltar) Limited (“Standcrown”). Mr. Bayley is the beneficial owner of Standcrown and has voting and investment power over the shares it owns. The address for Mr. Bayley is 5th Floor, St. Magnus House, 3 Lower Thames Street, London EC3R 6HE X0. The address for Standcrown is 34 Raymond Avenue, South Woodford, London, United Kingdom E182HG.

(7)	Includes 2,500 restricted Class A ordinary shares issued to each non-employee director that will vest at the 2010 Annual General Meeting of Shareholders.

Security Ownership of Certain Beneficial Owners

       To the Company’s knowledge, the following individuals and institutions were beneficial owners of 5% or more of the outstanding ordinary shares on December 31, 2009, unless otherwise noted.

	Ordinary Shares Beneficially Owned
Name	Class A (1)	% (2)	Class B	% (2)
Elaine M. Royce (3)	616,414	[XX]	4,162,544	[XX]
Artis Capital Management, L.P. (4)	3,076,100	[XX]	[XX]	[XX]
Treetops Holdings LLC (5)	2,012,090	[XX]	[XX]	[XX]

(1)	Class A ordinary shares beneficially owned do not include Class A ordinary shares that may be acquired upon conversion of Class B ordinary shares. Class B ordinary shares currently are convertible into Class A ordinary shares on a one-for-one basis at any time and have no expiration date.

(2)	Percentages calculated based on the number of shares outstanding on April 26, 2010.

(3)	Based on information contained in a Form 4 filed on April 7, 2010, by Elaine M. Royce, as well as information provided to the Company by Mrs. Royce. Mrs. Royce shares voting power and investment power with her husband, Mr. Joseph E. Royce, and these shares are shown as beneficially owned by Mr. Royce under “Security Ownership of Directors, Director Nominees and Management.” Ordinary shares beneficially owned include 270,206 Class A and 1,534,024 Class B ordinary shares held directly by Mrs. Royce, 981,734 Class B ordinary shares held by the Elaine M. Royce 2006 Qualified GRAT, and 346,208 Class A and 1,646,786 Class B ordinary shares held by the Elaine M. Royce 2005 Irrevocable Trust. The address for Mrs. Royce is c/o Joseph E. Royce, 612 East Grassy Sprain Road, Yonkers, NY 10710.

(4)	Share ownership as of March 18, 2010, based on information contained in the Schedule 13G filed on March 29, 2010, by Artis Capital Management, L.P. (“Artis”), Artis Capital Management, Inc. (“Artis Inc.”), Stuart L. Peterson and Artis Partners 2X Ltd. (“Artis Partners”). According to the Schedule 13G, Artis, Artis Inc. and Mr. Peterson each have shared voting and investment power over 3,076,100 Class A ordinary shares, and Artis Partners has shared voting and investment power over 1,183,097 Class A ordinary shares. Artis is a registered investment adviser and is the investment adviser of investment funds, including Artis Partners, that hold TBS ordinary shares for the benefit of the investors in those funds. Artis Inc. is the general partner of Artis. Mr. Peterson is the president of Artis Inc. and the controlling owner of Artis and Artis Inc. Each of Artis, Artis Inc. and Mr. Peterson disclaims beneficial ownership of these shares, except to the extent of that person’s pecuniary interest therein. Artis Partners disclaims beneficial ownership of these shares. The address for Artis, Artis Inc. and Mr. Peterson is One Market Plaza, Steuart Street Tower, Suite 2700, San Francisco, CA 94105. The address for Artis Partners is c/o Goldman Sachs Administrative Services, Gardenia Court, Suite 3307, 45 Market Street, Camana Bay, P.O. Box 896, KY1-1103, Cayman Islands.

(5)	Based on information contained in the Schedule 13G/A filed on February 12, 2010, by Treetops Holdings LLC (“Treetops”) and Tara C. DeMakes, as manager of Treetops. Treetops and Ms. DeMakes each have shared voting and investment power with respect to 2,012,090 Class A ordinary shares. The address for Treetops is 612 East Grassy Sprain Road, Yonkers, NY 10710.

Section 16(a) Beneficial Ownership Reporting Compliance

       Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s officers and directors and persons who own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC.

       Based on a review of documents in the Company’s possession, and on written representations from the Company’s officers and directors, we believe that during fiscal year 2009, all persons filed on a timely basis all reports required by Section 16(a) of the Exchange Act.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Transactions

       The Compensation Committee of the Board is responsible for the review, approval or ratification of related person transactions between the Company and related persons. Under the SEC’s rules, a related person is anyone who is or has been a director, director nominee, executive officer or greater-than-five percent shareholder of the Company since the beginning of the last fiscal year and his or her immediate family members. Each of the following related person transactions is subject to, and has been reviewed by and approved or ratified by, the Compensation Committee under the written policy described below.

       Certain of our key executive officers and directors have ownership interests in TBS Commercial Group and Beacon. Specifically, Mr. James W. Bayley (our vice president and director), Mr. Lawrence A. Blatte (our senior executive vice president), Mr. Gregg L. McNelis (our senior executive vice president) and Mr. Joseph E. Royce (our chairman and chief executive officer) own 36%, 9%, 15%, and 31%, respectively, of each of TBS Commercial Group and Beacon. We have established long-term commercial and operational relationships with other commercial agency service companies that are located in various overseas ports in which we conduct our business. The majority of these companies are wholly or partly owned direct or indirect subsidiaries of either TBS Commercial Group or Beacon. We believe that the transactions described below are on terms no less favorable than those that could be obtained pursuant to arm’s-length negotiations with independent third parties. Commissions paid to TBS Commercial Group and Beacon for commercial agency services were approximately $5.9 million and $1.8 million for the year ended December 31, 2009 and the quarter ended March 31, 2010. Port agency fees paid to TBS Commercial Group and Beacon are for agents to attend to vessels while in port and are based on market rates for such services. For the year ended December 31, 2009 and the quarter ended March 31, 2010, we paid approximately $1.9 million and $0.4 million, respectively, in port agency fees.

       Globe Maritime Limited, owned by James W. Bayley, Vice President and director, and for which he serves as Managing Director, occasionally acts as a broker for chartering and vessel sales and purchases, for which we pay commissions based upon market rates. From January 1, 2009 through March 31, 2010, we paid Globe Maritime Limited approximately $554,000, including approximately $160,000 in commission payments, $338,000 in management fees and $56,000 in other office expenses.

       The Company performs all of its operational functions through two subsidiary management companies: Roymar Ship Management, Inc. (“Roymar”) provides technical ship management (obtaining crews, coordinating maintenance and repairs, drydocking, etc.) and TBS Shipping Services provides commercial and operational management including arranging insurance, claims processing, general administrative services and port agent services. TBS Shipping Services maintains an office in Yonkers, New York that is leased from Joseph E. Royce, our Chairman and Chief Executive Officer. On January 5, 2009, TBS Shipping Services renegotiated its lease with Mr. Royce regarding this property. The new lease provides for monthly rent of $20,000 with a one-year term and five renewal option periods of one year each. In January 2010, Mr. Royce and TBS Shipping Services agreed to renew the term of the lease agreement through December 31, 2010. The aggregate amount of all payments due under the lease agreement on or after January 1, 2009 was $240,000, as well as $240,000 for each one-year renewal option period.

Policy on Transactions and Arrangements With Related Persons

       The Company has adopted a written policy for approval of transactions, arrangements and relationships between the Company and the Company’s directors, director nominees, executive officers, greater-than-five percent shareholders, and their immediate family members where the amount involved exceeds $100,000. The policy also includes the approval of transactions and arrangements between the Company and entities owned or controlled by the Company’s executive officers and directors, including any affiliated service companies, regardless of the amount.

       The policy provides that the Compensation Committee reviews certain transactions subject to the policy and determines whether or not to approve or ratify those transactions. In doing so, the Compensation Committee takes into account, among other things, whether the transaction is on terms that are no less favorable to the Company than terms generally available to an unaffiliated third party under similar circumstances and the extent of the related person’s interest in the transaction.

       The Compensation Committee has considered and adopted standing pre-approvals under the policy for certain limited transactions with related persons that meet specific criteria. Information on transactions subject to pre-approval is provided to the Audit Committee at its next regularly scheduled meeting. Pre-approved transactions are limited to:
  executive officers’ compensation that is subject to required proxy statement disclosure and Compensation Committee approval;

  director compensation that is subject to required proxy statement disclosure;

  employment and compensation relationships that are subject to Compensation Committee or other specified internal management approvals and that, in the case of executive officers, are subject to required proxy statement disclosure;

  certain transactions with other companies and certain charitable contributions that do not exceed the greater of $200,000 or 5% of the other company’s or non-profit organization’s total annual receipts;

  transactions where all shareholders receive proportional benefit; and

  transactions involving banking related services.
OTHER MATTERS

       Management knows of no other matters that will be brought before the Meeting, but if such matters are properly presented, the proxies solicited hereby will be voted in accordance with the judgment of the persons holding such proxies.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K TO SHAREHOLDERS

       The Company’s Annual Report to Shareholders for the year ended December 31, 2009 accompanies this proxy statement. TBS will provide to any shareholder, upon written request and without charge, a copy of the Company’s most recent Annual Report on Form 10-K, including the financial statements, as filed with the SEC. All requests for such reports should be directed to Investor Relations, Capital Link, Inc., 230 Park Avenue, Suite 1536, New York, NY 10169, Tel: (212) 661-7566, E-mail: tbs@capitallink.com.

SHAREHOLDER PROPOSALS FOR 2011 ANNUAL GENERAL MEETING OF
SHAREHOLDERS

       In accordance with Rule 14a-8 of the Exchange Act, proposals of TBS’s shareholders intended to be presented for consideration at the 2011 Annual General Meeting of Shareholders must be received by the Company no later than the close of business on January 5, 2011, in order to be included in the proxy statement and form of proxy of the Company relating to that meeting. Such proposals should be sent to TBS International plc, c/o TBS Shipping Services Inc., 612 East Grassy Sprain Road, Yonkers, NY 10710. To be included in the proxy statement, the proposal must comply with the requirements as to form and substance established by the SEC, and must be a proper subject for shareholder action under Irish law.

       In addition, the Company’s Articles of Association provide notice procedures for shareholders to propose persons for appointment to the Board directly at annual general meetings of shareholders. If a shareholder desires to propose a candidate for appointment to the Board of Directors at the 2011 Annual General Meeting of Shareholders, we must receive notice from the shareholder no later than May 11, 2011 or, if sooner, not less than five days prior to the date of the issuance of the notice of the 2011 Annual General Meeting of Shareholders. Proposals of candidates for appointment to the Board also must satisfy other requirements set forth in the Articles of Association. Please deliver any such proposal to TBS International plc, c/o TBS Shipping Services Inc., 612 East Grassy Sprain Road, Yonkers, NY 10710, with a copy to our subsidiary at TBS Shipping Services Inc., 612 East Grassy Sprain Road, Yonkers, NY 10710.

By order of the Board of Directors

/s/ J. E. Faries
J. E. FARIES, on behalf of Windcrest Management Limited
CORPORATE SECRETARY
APRIL [XX], 2010

TBS INTERNATIONAL PLC ARTHUR COX BUILDING EARLSFORT TERRACE DUBLIN 2, IRELAND
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to TBS International plc, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ALL VOTES MUST BE RECEIVED BY 11:59 P.M., EASTERN TIME ON JUNE 9, 2010.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	<XXXXX>1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
TBS INTERNATIONAL PLC

The Board of Directors recommends a vote FOR each of these director nominees.

PROPOSAL 1.	Appointment of 8 directors to the Board of Directors (all nominated as directors to serve for the terms indicated in the Proxy Statement).

	Nominees:	For	Against	Abstain

	1a. Joseph E. Royce	☐	☐	☐

	1b. Gregg L. McNelis	☐	☐	☐

	1c. James W. Bayley	☐	☐	☐

	1d. John P. Cahill	☐	☐	☐

	1e. Randee E. Day	☐	☐	☐

	1f. William P. Harrington	☐	☐	☐

	1g. Peter S. Shaerf	☐	☐	☐

	1h. Alexander Smigelski	☐	☐	☐

To nominate an alternate proxy, please select the box and add your appointed proxy in the blank space on the reverse side of this card.				☐

NOTE	Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

The Board of Directors recommends a vote FOR Proposals 2, 3, 4 and 5.		For	Against	Abstain

PROPOSAL 2.
Proposal to reappoint PricewaterhouseCoopers to serve as our independent auditors until the next Annual General Meeting and authorize the Board, acting through the Audit Committee, to determine the independent auditors' remuneration.
		☐	☐	☐

PROPOSAL 3.	Proposal to authorize holding the 2011 Annual General Meeting at a location outside of Ireland.	☐	☐	☐

PROPOSAL 4.	Proposal to authorize TBS and its subsidiaries to make open-market purchases of TBS Class A ordinary shares.	☐	☐	☐

PROPOSAL 5.	Proposal to determine the price-range at which TBS can re-issue shares it acquires as treasury stock.	☐	☐	☐

Please mark, sign, date and return in the enclosed envelope. You can also instruct your proxy not to vote on a resolution by inserting an "X" in the box under "Abstain". Please note that an abstention is not a vote in law and will not be counted in the calculation of the proportion of the votes for and against a resolution.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting
to Be Held on June 10, 2010:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

<XXXXX>2
TBS INTERNATIONAL PLC
ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 10, 2010

This proxy is solicited on behalf of the Board of Directors.

          The undersigned, being a Member of TBS International plc (the "Company"), hereby appoints JOSEPH E. ROYCE and GREGG L. MCNELIS, and each of them, or, if you  are nominating an alternate proxy in accordance with the instructions below, the individuals specified below, as proxies of the undersigned, each with full power to act without the other and with full power of substitution, to vote all of the Class A ordinary shares and Class B ordinary shares of the Company held in the name of the undersigned at the Annual General Meeting of Shareholders to be held at the law offices of Bleakley Platt & Schmidt, L.L.P., One North Lexington Avenue, White Plains, New York 10601, on Thursday, June 10, 2010, at 10:00 a.m., Eastern Time, and any adjournment or postponement thereof, with all the powers the undersigned would have if personally present, upon the matters set forth in the Notice of such meeting and as indicated in the following sentence.

THIS PROXY, WHEN PROPERLY EXECUTED AND DELIVERED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF THIS PROXY IS DULY EXECUTED AND RETURNED, BUT NO VOTING DIRECTIONS ARE GIVEN HEREIN, THEN THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF EACH OF THE EIGHT NOMINEES FOR DIRECTOR NAMED IN PROPOSAL 1, "FOR" EACH OF PROPOSALS 2, 3, 4 AND 5, AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE 2010 ANNUAL GENERAL MEETING OR, IF YOU ARE NOMINATING AN ALTERNATE PROXY, IN THE DISCRETION OF THE PROXIES UPON ALL MATTERS.

Any shareholder entitled to attend and vote at the 2010 Annual General Meeting may appoint one or more proxies, who need not be a shareholder(s) of the Company. If you wish to appoint a person other than the designated officers of the Company, please mark corresponding box on the reverse side and add your appointed proxy in the space below and also note that either you or your nominated proxy must attend the 2010 Annual General Meeting in person in order for your shares to be voted. A proxy is required to vote in accordance with any instructions given to him. Completion of a form of proxy will not preclude a member from attending and voting at the meeting in person.

Alternative Proxy Nominee(s):

(If nominating Alternative Proxy above, please mark corresponding box on the reverse side.)

(Continued and to be signed on reverse side)